UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2006

INYX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-83152 (Commission file number)	75-2870720 (I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, New York 10022 (Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 27, 2006, the Registrant’s wholly owned subsidiary, Inyx Pharma Ltd., signed a purchase agreement with an effective date of September 28, 2006, to acquire all issued share capital of Pharmapac (UK) Limited, a United Kingdom based contract pharmaceutical production and packaging provider, from David Robinson, Harold Mark Ennis, Stephen Penrose, Andrew Sampson and Andrew Ward (the “Sellers”). The acquisition is subject to the completion of ordinary due diligence which both parties shall use all reasonable endeavors to complete by November 14, 2006. The purchase price is £9 million (approximately $17 million) in cash at closing plus up to another £1.5 million (approximately $2.9 million) in cash if certain milestones are met in 2007 and 2008.  There was no pre-existing relationship between Registrant, any of its affiliates, any director or officer of Registrant or any associate of any such director or officer, and the Sellers.

Item 7.01.  Regulation FD Disclosure.

On September 28, 2006, Registrant issued a press release announcing the purchase agreement. Such press release is contained in Exhibit 99.1 hereto, which is being furnished, and shall not be deemed to be “filed”, with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01. Financial Exhibits, Pro Forma Financial Information and Exhibits.

Exhibits

*2.1 Purchase Agreement.

99.1 Press Release.

*	Confidentiality has been requested with respect to certain provisions of this Agreement.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

By:	/s/ Jack Kachkar
Jack Kachkar, Chairman and CEO

Dated:     October 4, 2006